Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

TRITON PCS HOLDINGS, INC.

It is hereby certified that:

     1. The certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article the following new Article:

     “I. The name of the corporation (hereinafter called the “Corporation”) is: SunCom Wireless Holdings, Inc.”

     2. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     The effective time of the amendment herein certified shall be May 4, 2005.

Signed on:	May 4, 2005

/s/ David D. Clark

David D. Clark
EVP and Chief Executive Officer